Exhibit 10.30

[BB&T CAPITAL MARKETS LETTERHEAD]

ScanSource, Inc.

6 Logue Court

Greenville, South Carolina 29615

Attention: Linda Davis

Re:	Proposed Acquisition of substantially all of the assets of T2 Supply, LLC (the “Transaction”)

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of July 16, 2004 by and among ScanSource, Inc. and Netpoint International, Inc., as U.S. Borrowers, ScanSource Europe Limited and ScanSource UK Limited, as Non-U.S. Borrowers, the Initial Guarantors listed therein, Branch Banking and Trust Company of South Carolina, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent and an Other Currency Lender, BB&T Capital Markets and Wachovia Bank, National Association, as Arrangers, and the Banks parties thereto, as amended (the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

The Borrowers have notified the undersigned that the Borrowers wish to enter into the Transaction referenced above and have requested the consent of the undersigned pursuant to Sections 5.04 and 9.05 of the Credit Agreement. In addition, the Borrowers have requested that the total Revolving Advance Commitments be increased pursuant to Sections 2.01(b) and (c) of the Credit Agreement in an amount not to exceed $50,000,000.00, for a total maximum Revolving Advance Commitment of $150,000,000.00. The undersigned are willing to consent to the foregoing requests upon the terms herein stated.

In consideration of the foregoing, Branch Banking and Trust Company of South Carolina, as Administrative Agent and as a Bank, and Wachovia Bank, National Association, as a Bank, consent to (i) the consummation of the Transaction and (ii) an increase in the total Revolving Advance Commitments by an amount not to exceed $50,000,000.00, for a total maximum Revolving Advance Commitment of $150,000,000.00 pursuant to Sections 2.01(b) and (c) of the Credit Agreement. The undersigned further agree to provide or arrange Facility Commitments in amounts sufficient to fund the foregoing increase in the Revolving Advance Commitments. The foregoing consents and agreements are and shall be subject to the following conditions: (a) the Costs of Acquisition of the Transaction shall not exceed, in the aggregate, $50,200,000.00; (b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to the Transaction; (c) the provisions of Sections 5.04(i) and

5.04(iii) shall have been satisfied; (d) the Borrowers and the other Loan Parties shall execute such documentation as is necessary, in the determination of the Administrative Agent, to reflect the increase in the Revolving Advance Commitments and other matters addressed herein, including but not limited to execution of new Notes and such amendments to the Credit Agreement and other Loan Documents as may be required by the Administrative Agent; and (e) the Borrowers shall perform such due diligence with respect to T2 Supply, LLC, and provide such evidence thereof to the Administrative Agent and, if required, the other Banks, as is required pursuant to the terms of the Credit Agreement.

Except as expressly stated herein, the terms of this letter shall not in any way modify or amend the terms of the Credit Agreement or the other Loan Documents.

BRANCH BANKING AND TRUST COMPANY

OF SOUTH CAROLINA, as Administrative Agent and a Bank

By:	/s/ James C. Stallings
Name: Title:	James C. Stallings Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,

As a Bank

By:	/s/ David S. Sampson
Name: Title:	David S. Sampson Senior Vice President